Callidus Software Reports Record Second Quarter 2007 Results

Third Consecutive Quarter of Record Breaking Revenues; Q2 Revenues $26.5 million; Up 50% Year Over Year

SAN JOSE, CA -- 07/26/2007 -- Callidus Software Inc. (NASDAQ: CALD), a leading provider of Sales Performance Management (SPM) software and services, today announced financial results for the second quarter ended June 30, 2007.

Total second quarter revenues were the highest in the Company's history, up 50% to $26.5 million, compared to the same quarter last year. Second quarter license revenues were up 23% to $7.3 million and second quarter maintenance, service and on-demand revenues were up 64% to $19.2 million, in each case, compared to the second quarter of 2006.

Second quarter net loss narrowed to $2.8 million, or ($0.10) per share, and included $1.5 million of stock-based compensation expense. This compares to a net loss of $3.2 million, or ($0.12) per share, for the second quarter of 2006, which included $1.4 million of stock-based compensation expense.

Cash and investments totaled $53.5 million at June 30, 2007, an increase of $0.6 million from December 31, 2006.

"This is our third consecutive quarter of record revenues and with year-over-year growth of 40% or more. We are pleased with the number of companies that are realizing the importance of Sales Performance Management software and services to drive their business forward. Our operating expenses were lower than in the first quarter as planned, and we intend to continue to invest wisely as we maintain our focus on growth," said Robert Youngjohns, president and CEO. "Our ability to offer our market leading solutions on-premise, on-demand, or as a managed service sets us apart and is an important differentiator in serving customers. We continue to believe there is substantial opportunity for growth in the rapidly evolving SPM space," Mr. Youngjohns concluded.

Recent Business Highlights

--  Callidus added over 2,700 payees to its hosted on-demand service in the second quarter, up 36% compared to the same quarter in the prior year.
    Callidus now has over 11,000 payees signed-up for its hosted on-demand service.
--  Callidus announced the general release of TrueProducer™ and shipped the first customer order in the quarter.  TrueProducer is a web-based application for insurance carriers with large independent distribution channels or a large number of captive agents. It provides a 360-degree view of every producer in an organization including demographics, credentials
    (licensing, appointments and education), contracts, and payment schedules.
    It is a stand-alone application that integrates with the Callidus SPM suite of applications.
--  Callidus announced the availability of TrueComp® Suite for
    AppExchange. Customers now can get a single view of their Callidus sales incentive and performance management applications through the
    salesforce.com user interface. TrueComp® Suite for AppExchange is the first and only SPM solution available both on-demand and on-premise that integrates with salesforce.com.
--  Callidus and SAP continue to jointly sell Callidus' TrueComp® and
    TrueInformation® products in North America.  A joint sale was made in the quarter to one of the largest suppliers of networking solutions.
--  Callidus announced the results of a new Callidus-commissioned market study conducted by Evalueserve, a global research and analytics company.
    Results show that companies are increasingly adopting Enterprise Incentive
    Management (EIM) solutions to address their incentive compensation needs, with the number of companies using home-grown solutions decreasing to 85%
    in 2006, compared to 90% in 2005.  Evalueserve also found that as a result of this increasing adoption, demand for EIM solutions is expected to grow at a 30% CAGR through 2010.

Q3 2007 Financial Outlook

--  Total revenues for the third quarter of 2007 are expected to be between $25.0 million and $26.5 million.  This would represent a 44% to 52%
    increase compared to third quarter 2006 revenues of $17.4 million.
--  Operating expenses, including stock-based compensation of approximately $1.0 million, are expected to be between $15.5 million and
    $16.5 million as compared to $15.0 million in Q2 of 2007.

Conference Call

A conference call to discuss the second quarter results and outlook is scheduled for today at 1:30 p.m. Pacific Daylight Time (PDT). The conference call will be available via live-webcast at the Investor Relations section of Callidus' website at www.callidussoftware.com. To participate in the call by telephone, the dial-in number is 866-362-4829 (international +1-617-597-5346), passcode 88491067.

A webcast replay and telephone playback of the conference call will be available after 3:30 p.m. PDT today through July 26, 2007. The webcast replay will be available at the Investor Relations section of Callidus' website under Calendar of Events. The telephone replay will be available by calling 888-286-8010 (international: +1-617-801-6888), passcode 84299956.

About Callidus Software®

Callidus Software (www.callidussoftware.com) (NASDAQ: CALD) is a leading provider of on-premise and on-demand Sales Performance Management (SPM) solutions to global companies across a broad range of industries. Our software allows innovative enterprises of all sizes to strategically manage incentive compensation, set quota targets, administer producers, and align territories, resulting in improved sales and distribution performance. Over 1.7 million salespeople, brokers, and channel representatives have their sales performance managed by Callidus Software's products.

Note on Forward-Looking Statements

The forward-looking statements included in this press release, including the market opportunity for the Company in sales of SPM, continued expansion of its global alliances, and estimates of third quarter 2007 total revenues, operating expenses and stock-based compensation expense, reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, timing and size of software license orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, uncertainty regarding the new and rapidly evolving SPM market, customer cancellations or non-renewal of software maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, uncertainty regarding the demand for and profitability of our hosted on-demand offering, increased competition or new entrants in the marketplace, litigation and other risks detailed in Callidus' reports filed with the Securities and Exchange Commission (SEC), including its Form 10-K and its Form 10-Q for the first quarter ended March 31, 2007, copies of which may be obtained by contacting Callidus Software's Investor Relations department at 408-808-6577, or from the Investor Relations section of Callidus Software's website (www.callidussoftware.com). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

© 2007 Callidus Software Inc. All rights reserved. Callidus Software, the Callidus Software logo, Callidus TrueAnalytics, TrueComp, TrueComp Grid, TrueComp Manager, TrueConnection, TrueFoundation, TrueInformation, TruePerformance, TruePerformance Index, TruePerformance Indicator, TrueProducer, TrueQuota, TrueResolution, and TrueService+ are trademarks, servicemarks, or registered trademarks of Callidus Software Inc. in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

                          CALLIDUS SOFTWARE INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                (In thousands, except for per share data)
                                (unaudited)

                                 Three months ended     Six months ended
                                      June 30,              June 30,
                                ---------  ---------  ---------  ---------
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------

Revenues:
  License revenues              $   7,311  $   5,935  $  15,669  $  12,893
  Maintenance, service and
   on-demand revenues              19,230     11,729     35,713     21,728
                                ---------  ---------  ---------  ---------

    Total revenues                 26,541     17,664     51,382     34,621

Cost of revenues:
  License revenues                    234        148        455        284
  Maintenance, service and
   on-demand revenues (1)          14,856      8,585     27,236     16,365
                                ---------  ---------  ---------  ---------

    Total cost of revenues         15,090      8,733     27,691     16,649
                                ---------  ---------  ---------  ---------
Gross profit                       11,451      8,931     23,691     17,972

Operating expenses:
  Sales and marketing (1)           7,608      6,169     15,863     12,359
  Research and development (1)      3,895      3,650      8,093      7,220
  General and administrative (1)    3,519      2,992      7,421      6,079
                                ---------  ---------  ---------  ---------
    Total operating expenses       15,022     12,811     31,377     25,658
                                ---------  ---------  ---------  ---------
Operating loss                     (3,571)    (3,880)    (7,686)    (7,686)

Interest and other income, net        813        675      1,582      1,243
                                ---------  ---------  ---------  ---------

Income (loss) before provision
 for income taxes                  (2,758)    (3,205)    (6,104)    (6,443)

Provision (benefit) for income
 taxes                                 87          -        108          -
                                ---------  ---------  ---------  ---------
Income (loss) before
 cumulative effect of a
 change in accounting principle    (2,845)    (3,205)    (6,212)    (6,443)

Cumulative effect of a change
 in accounting principle                -          -          -        128
                                ---------  ---------  ---------  ---------

Net Income (loss)               $  (2,845) $  (3,205) $  (6,212) $  (6,315)
                                =========  =========  =========  =========

Basic net income (loss) per
 share                          $   (0.10) $   (0.12) $   (0.22) $   (0.23)
                                =========  =========  =========  =========
Diluted net income (loss) per
 share                          $   (0.10) $   (0.12) $   (0.22) $   (0.23)
                                =========  =========  =========  =========

Shares used in basic per share
 computation                       28,909     27,486     28,762     27,304
                                =========  =========  =========  =========
Shares used in diluted per
 share computation                 28,909     27,486     28,762     27,304
                                =========  =========  =========  =========

---------------
(1) Stock-based compensation
 included in amounts above by
 category:
  Cost of maintenance, service
   and on-demand revenues       $     260  $     246  $     521  $     510
  Sales and marketing                 274        264        541        530
  Research and development            207        218        532        465
  General and administrative          775        662      1,150      1,094
                                ---------  ---------  ---------  ---------
    Total stock-based
     compensation               $   1,516  $   1,390  $   2,744  $   2,599
                                =========  =========  =========  =========

                          CALLIDUS SOFTWARE INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                              (In thousands)
                                (unaudited)

                                                June 30,     December 31,
Assets                                            2007           2006
                                             -------------- --------------
Current assets:
  Cash and cash equivalents                  $       12,190 $       12,082
  Short-term investments                             41,352         40,857
  Accounts receivable, net                           24,462         23,064
  Prepaid and other current assets                    4,144          3,939
                                             -------------- --------------

        Total current assets                         82,148         79,942

Property and equipment, net                           3,996          4,086
Deposits and other assets                             1,488          1,166
                                             -------------- --------------

        Total assets                         $       87,632 $       85,194
                                             ============== ==============

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                           $        3,342 $          899
  Accrued payroll and related expenses                7,095          6,647
  Accrued expenses                                    6,491          3,721
  Deferred revenue                                   12,572         13,726
                                             -------------- --------------

        Total current liabilities                    29,500         24,993

Long-term deferred revenue                            1,087          1,578
Other liabilities                                     1,331          1,243
                                             -------------- --------------

        Total liabilities                            31,918         27,814
                                             -------------- --------------

Stockholders’ equity
  Common stock                                           29             28
  Additional paid-in capital                        198,201        193,499
  Accumulated other comprehensive income                402            408
  Accumulated deficit                              (142,918)      (136,555)
                                             -------------- --------------

        Total stockholders' equity                   55,714         57,380
                                             -------------- --------------

        Total liabilities and stockholders'
         equity                              $       87,632 $       85,194
                                             ============== ==============

Investor Relations Contact:
Jon Pexton
408-808-6577
ir@callidussoftware.com

Press Contact:
Jock Breitwieser
408-975-6683
pr@callidussoftware.com